                                                                      EXHIBIT 12
                             THE MILLS CORPORATION
                                      AND
                               THE MILLS ENTITIES
                        EARNINGS TO FIXED CHARGES RATIO
                                (in thousands)


                                          Six Months Ended      Year Ended         April 22-         Jan. 1-
                                              June 30,            Dec. 31,          Dec. 31,        April 21,
                                                1996               1995               1994             1994
                                          ----------------    -------------       ------------    ------------
Income before gains from
    extraordinary items                   $    8,493          $  15,268            $ 7,294         $ (4,199)
Fixed charges:
    Interest expense                          22,719             43,947             28,349           17,992
    Capitalized interest                       1,545              6,046                999              220
    Amortization of debt issuance
         costs and interest rate caps          2,736              6,234              2,319              836
                                           ---------          ---------            -------         --------

Total Fixed Charges                           27,000             56,227             31,667           19,048

Earnings (1)                              $   33,948          $  65,449            $37,962         $ 14,629
                                           =========           ========             ======          =======

Ratio of Earnings to
    Fixed Charges                               1.26               1.16               1.20
                                           =========           ========             ======
Deficiency of Earnings
    to Fixed Charges                                                                               $  4,419
                                                                                                    =======

                                                   Year Ended Dec. 31,
                                       --------------------------------------------

                                             1993             1992           1991
                                       -------------     -----------  -------------
Income before gains from
    extraordinary items                $  (11,563)       $ (20,276)    $  (34,139)
Fixed charges:
    Interest expense                       60,245           61,561         61,247
    Capitalized interest                    2,390            1,227          7,738
    Amortization of debt issuance
         costs and interest rate caps       3,675            3,942          4,625
                                       ----------         --------     ----------

Total Fixed Charges                        66,310           66,730         73,610

Earnings (1)                           $   52,357        $  45,227     $   31,733
                                        =========         ========     ==========

Ratio of Earnings to
    Fixed Charges                      $     0.79        $    0.68     $     0.43
                                        =========         ========     ==========
Deficiency of Earnings
    to Fixed Charges                    $  13,953         $ 21,503     $   41,877
                                        =========         ========     ==========


Notes: 1) Earnings equals the sum of pretax income before extraordinary items plus fixed charges adjusted to exclude capitalized interest.